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                                                                  Exhibit (a)(7)

 This announcement is neither  an offer to purchase nor  a solicitation of an offer to  sell Common Shares  or Rights. The Offer  is made solely  by the
   Offer  to  Purchase dated  April  28, 1997  and  the related  Letter  of
     Transmittal The  Offer is  not being  made to  (nor will  tenders be accepted from or on behalf of)  holders of Common Shares or Rights in  any jurisdiction in  which the  making of  the Offer  or the acceptance  thereof  would  not  be  in  compliance  with  the securities, blue sky  or other laws  of such jurisdiction.
           The Purchaser  may, in its discretion,  take such action
            as  it may  deem necessary  to make  the Offer in  any
              jurisdiction and  extend the  Offer to  holders  of
               Common Shares  and Rights  in such jurisdiction.
                In  any  jurisdiction  where  the  securities,
                 blue sky  or other laws require the Offer to
                   be made by  a licensed broker or  dealer,
                    the Offer  is being made  on behalf of
                    the Purchaser  by Lehman Brothers Inc.
                    or one  or more  registered brokers or
                    dealers  licensed  under  the laws  of
                    such jurisdictions.

  Notice of Offer to Purchase for Cash All Outstanding Shares of Common Stock
          (including the associated preferred share purchase rights)
                                      of
                            GIDDINGS & LEWIS, INC.
                                      at
                               $19 Net Per Share
                                      by
                               DSFA CORPORATION
                         a wholly owned subsidiary of
                        HARNISCHFEGER INDUSTRIES, INC.

 DSFA Corporation (the "Purchaser"), a Delaware corporation and a wholly owned subsidiary of Harnischfeger Industries, Inc., a Delaware corporation ("Parent"), is offering to purchase all outstanding shares of Common Stock, $.10 par value per share (the "Common Shares"), together with any associated preferred share purchase rights (the "Rights") issued pursuant to the Rights Agreement, dated as of August 23, 1995, between Giddings & Lewis, Inc., a Wisconsin corporation (the "Company"), and Firstar Trust Company, as rights agent, of the Company, at a price of $19 per Common Share (and associated Right), net to the seller in cash, without interest thereon, upon the terms and subject to the conditions set forth in the Offer to Purchase dated April 28, 1997 (the "Offer to Purchase") and the related Letter of Transmittal (which, as either may be amended from time to time, together constitute the "Offer"). Unless the context otherwise requires, all references to Common Shares shall include the Rights.

 THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 12:00 MIDNIGHT, NEW YORK CITY TIME, ON FRIDAY, MAY 23, 1997, UNLESS THE OFFER IS EXTENDED.


 Unless the Rights are redeemed by the Board of Directors of the Company or the Purchaser is satisfied, in its reasonable judgment, that the Rights have been invalidated or are otherwise inapplicable to the Offer and the Proposed Merger (as defined below), shareholders are required to tender one Right for each Common Share tendered in order to effect a valid tender of Common Shares in accordance with the procedures set forth in Section 2 of the Offer to Purchase. Unless the Distribution Date (as defined in the Offer to Purchase) occurs prior to the Expiration Date (as defined in the Offer to Purchase), a tender of Common Shares will also constitute a tender of the associated
Rights.
 The Offer is conditioned upon, among other things, (1) there being validly tendered prior to the expiration of the Offer and not properly withdrawn a number of Common Shares, which, when added to the Common Shares beneficially owned by the Purchaser and its affiliates, constitutes at least a majority of the total voting power of all shares of capital stock of the Company outstanding on a fully diluted basis on the date of purchase, (2) the Rights having been redeemed by the Board of Directors of the Company or the Purchaser being satisfied, in its reasonable judgment, that the Rights have been invalidated or are otherwise inapplicable to the Offer and the Proposed
Merger, and (3) the Purchaser being satisfied, in its reasonable judgment, that the restrictions contained in Section 180.1141 of the Wisconsin Business Corporation Law (the "WBCL") will not apply to the acquisition of Common
Shares pursuant to the Offer or to the Proposed Merger. The Offer is not conditioned on the receipt of financing.
 The purpose of the Offer and the Proposed Merger is to enable the Parent to acquire control of, and the entire equity interest in, the Company. Parent and the Purchaser have also proposed that, following the consummation of the Offer, the Purchaser would effect a merger or similar business combination with the Company (the "Proposed Merger"), pursuant to which each then outstanding Common Share (excluding Common Shares owned by the Purchaser or Parent, Common Shares held in the treasury of the Company and Common Shares owned by shareholders who perfect dissenters' rights under the WBCL, if any), would be converted into the right to receive an amount in cash equal to the price paid per Common Share pursuant to the Offer, and the Company would become a wholly owned subsidiary of Parent. The Offer, as the first step in the acquisition of the Company, is intended to facilitate the acquisition of all outstanding Common Shares. The Proposed Merger, as the second step in the acquisition of the Company, is intended to facilitate the acquisition of any Common Shares not acquired by the Purchaser in the Offer.
 For purposes of the Offer, the Purchaser will be deemed to have accepted for payment, and thereby purchased, Common Shares and Rights validly tendered to the Purchaser and not withdrawn as, if and when the Purchaser gives oral or written notice to ChaseMellon Shareholder Services, L.L.C. (the "Depositary") of the Purchaser's acceptance for payment of such Common Shares and Rights pursuant to the Offer. Upon the terms and subject to the conditions of the Offer, payment for Common Shares and Rights accepted for payment pursuant to the Offer will be made by deposit of the purchase price therefor with the Depositary, which will act as agent for validly tendering shareholders for the purpose of receiving payment from the Purchaser and transmitting payment to tendering shareholders. Under no circumstances will interest be paid on the purchase price of the Common Shares and Rights to be paid by the Purchaser, regardless of any extension of the Offer or delay in making such payment. In all cases, payment for Common Shares accepted for payment pursuant to the Offer will be made only after timely receipt by the Depositary of (a) certificates for (or a timely Book-Entry Confirmation (as defined in the Offer to Purchase) with respect to) such Common Shares, and, if the Distribution
Date occurs, certificates for (or a timely Book-Entry Confirmation with respect to) the associated Rights, (b) a Letter of Transmittal (or facsimile thereof), properly completed and duly executed, with any required signature guarantees, or, in the case of a book-entry transfer, an Agent's Message (as defined in the Offer to Purchase), and (c) any other documents required by the Letter of Transmittal.
 Except as otherwise provided below, tenders of Common Shares and Rights pursuant to the Offer are irrevocable. Common Shares and Rights tendered pursuant to the Offer may be withdrawn pursuant to the procedures set forth under Section 3 of the Offer to Purchase at any time prior to 12:00 midnight, New York City time, on Friday, May 23, 1997 and, unless theretofore accepted for payment by the Purchaser pursuant to the Offer, may also be withdrawn at any time after June 26, 1997. If the Purchaser extends the Offer, is delayed in its acceptance for payment of Common Shares and Rights or is unable to purchase Common Shares and Rights validly tendered pursuant to the Offer for any reason, then without prejudice to the Purchaser's rights under the Offer, the Depositary may nevertheless, on behalf of the Purchaser, retain tendered Common Shares and Rights and such Common Shares and Rights may not be withdrawn except to the extent that tendering shareholders are entitled to withdrawal rights as described in Section 3 of the Offer to Purchase. Any such delay will be accompanied by an extension of the Offer to the extent required by law. Common Shares or Rights may not be withdrawn unless the associated Rights or Common Shares, as the case may be, are also withdrawn. A withdrawal of Common Shares or Rights will also constitute a withdrawal of the associated Rights or Common Shares, as the case may be.
 For a withdrawal to be effective, a written, telegraphic or facsimile transmission notice of withdrawal must be timely received by the Depositary at one of its addresses set forth on the back cover of the Offer to Purchase and must specify the name of the person having tendered the Common Shares and Rights to be withdrawn, the number of Common Shares and Rights to be withdrawn and the name of the registered holder of the Common Shares and Rights to be withdrawn, if different from the name of the person who tendered the Common Shares and Rights. If certificates for Common Shares or Rights have been delivered or otherwise identified to the Depositary, then, prior to the physical release of such certificates, the serial numbers shown on such certificates must be submitted to the Depositary and, unless such Common
Shares or Rights have been tendered by an Eligible Institution (as defined in the Offer to Purchase), the signatures on the notice of withdrawal must be guaranteed by an Eligible Institution. If Common Shares or Rights have been delivered pursuant to the procedure for book-entry transfer as set forth in
Section 2 of the Offer to Purchase, any notice of withdrawal must also specify the name and number of the account at the appropriate Book-Entry Transfer Facility (as defined in the Offer to Purchase) to be credited with the withdrawn Common Shares or Rights and otherwise comply with such Book-Entry Transfer Facility's procedures. Withdrawals of tenders of Common Shares or Rights may not be rescinded, and any Common Shares or Rights properly withdrawn will thereafter be deemed not validly tendered for purposes of the Offer. Withdrawn Common Shares and Rights, however, may be retendered by again following one of the procedures described in Section 2 of the Offer to Purchase at any time on or prior to the Expiration Date. All questions as to the form and validity (including time of receipt) of notices of withdrawal will be determined by the Purchaser, in its sole discretion, whose determination will be final and binding on all parties. None of the Purchaser, Parent, any of their affiliates or assigns, the Depositary, the Information Agents, the Dealer Manager or any other person will be under any duty to give notification of any defects or irregularities in any notice of withdrawal or incur any liability for failure to give any such notification.
 Subject to the applicable rules and regulations of the U.S. Securities and Exchange Commission, the Purchaser reserves the right, in its sole discretion, at any time and from time to time, and regardless of whether or not any of the events set forth in Section 14 of the Offer to Purchase shall have occurred or shall have been determined by the Purchaser to have occurred, to (a) extend the period of time during which the Offer is open, and thereby delay acceptance for payment of and the payment for any Common Shares, by giving oral or written notice of such extension and delay to the Depositary and (b) waive any condition or amend the Offer in any other respect by giving oral or written notice of such waiver or amendment to the Depositary. In the case of an extension, Rule 14e-1(d) under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), requires that announcement of such extension be issued no later than 9:00 a.m., Eastern time, on the next business day after the previously scheduled Expiration Date, in accordance with the public announcement requirements of Rule 14d-4(c) under the Exchange Act.
 The information required to be disclosed by Rule 14d-6(e)(1)(vii) of the General Rules and Regulations under the Exchange Act, as amended, is contained in the Offer to Purchase and is incorporated herein by reference.
 Requests are being made to the Company for the use of the Company's shareholder lists and security position listings for the purpose of, among other things, disseminating the Offer to holders of Common Shares. The Offer to Purchase, the related Letter of Transmittal and other relevant materials will be mailed to record holders of Common Shares, and will be furnished to brokers, dealers, commercial banks, trust companies and similar persons whose names, or the names of whose nominees, appear on the shareholder lists, or, if applicable, who are listed as participants in a clearing agency's security position listing, for subsequent transmittal to beneficial owners of Common Shares, by the Purchaser following receipt of such lists or listings from the Company, or by the Company if it so elects.
 THE OFFER TO PURCHASE AND THE RELATED LETTER OF TRANSMITTAL CONTAIN IMPORTANT INFORMATION WHICH SHOULD BE READ CAREFULLY BEFORE ANY DECISION IS MADE WITH RESPECT TO THE OFFER.
 Questions and requests for assistance may be directed to Lehman Brothers
Inc., the Dealer Manager, or to Georgeson & Company Inc. and Kissel-Blake
Inc., the Information Agents, at their respective addresses and telephone numbers set forth below. Additional copies of the Offer to Purchase, the Letter of Transmittal, the Notice of Guaranteed Delivery and other related materials may be obtained from the Information Agents or from brokers, dealers, commercial banks and trust companies, and will be furnished promptly at the Purchaser's expense.

                   The Information Agents for the Offer are:


     GEORGESON
     & COMPANY INC.                          KISSELL BLAKE INC


                                               110 Wall Street
      Wall Street Plaza                   New York, New York 10005
  New York, New York 10005         Banks and Brokers Call: (212) 344-6733
   Banks and Brokers Call         All Others Call Toll-Free: (800) 554-7733
   Collect: (212) 440-9800

 All Others Call Toll Free:
       (800) 223-2064

                     The Dealer Manager for the Offer is:

                                LEHMAN BROTHERS
                           190 South LaSalle Street
                                  25th Floor
                            Chicago, Illinois 60603
                         (312) 609-8525 (Call Collect)
April 28, 1997